Exhibit 10.19

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

COLLABORATION AND LICENSE AGREEMENT

BETWEEN

NANOMERICS Ltd

AND

VIRPAX PHARMACEUTICALS, INC.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is made effective as of the 7th of August 2020 (the “Effective Date”), by and between

(1)	NANOMERICS Ltd., with offices at New Bridge Street House, 6th Floor, 2 London Wall Place, London EC2Y 5AU, UK (“Nanomerics”); and

(2)	VIRPAX PHARMACEUTICALS, INC., with offices at 1554 Paoli Pike, PMB 279, West Chester, PA 19380, USA (“Virpax”).

Recitals

(A)	WHEREAS, Nanomerics owns or otherwise Controls, certain rights to the Compound, Device and Product (as these terms are defined below);

(B)	WHEREAS, Virpax is in the business of acquiring, developing, manufacturing, marketing and selling pharmaceutical products;

(C)	WHEREAS, the Parties wish to enter into a pre-clinical and clinical collaboration under which Virpax will develop the Products for use in the Field;

(D)	WHEREAS, in accordance with the terms and conditions set forth herein, Nanomerics desires to grant an exclusive license to Virpax, and Virpax desires to take such a license, to further develop and commercialise Products in the Territory.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Definitions

Unless otherwise specifically provided in this Agreement, the following terms when used with a capital letter at the beginning, shall have the following meanings:

“Affiliate” means, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, resolution, regulation or otherwise, or (b) to own more than 50% of the outstanding voting securities or other ownership interest of such Person.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

“Annual Net Sales” means the Net Sales made during a given Calendar Year.

“Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Health Authorities that may be in effect from time to time.

“Calendar Quarter” means each successive period of three (3) calendar months commencing on 1st January, 1st April, 1st July and 1st October.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on 1st January.

“Change of Control” shall mean with respect to Virpax, the occurrence of any of the following events from and after the Effective Date: (a) any Person or group of Persons becomes the beneficial owner (directly or indirectly) of more than fifty percent (50%) of the voting shares of Virpax or (b) Virpax consolidates with or merges into or with another Person pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of Licensee immediately preceding such consolidation or merger. For clarity, an initial public offering shall not constitute a “Change of Control” for purposes of this Agreement.

“Clinical Development Plan” means the plan attached hereto as SCHEDULE 1: Clinical Development Plan outlining the proposed clinical development of the first Licensed Product up through the end of Phase II Clinical Trials, as may be amended from time to time in accordance with Article 21. In the event that Virpax decides in its sole discretion to pursue development of a Medical Device Product rather than a Drug Product, the Clinical Development Plan will be updated accordingly.

“Compound” means Nanomerics’ NCE proprietary compound known as [**].

“Commercial Milestone” has the meaning set forth in Section 7.3.

“Commercially Reasonable Efforts” means, with respect to the clinical development or Exploitation of the Product, or with respect to any other obligation of a Party hereunder as the case may be, efforts and resources commonly used in research-based pharmaceutical companies of similar standing as the Party (assuming, in the case of Virpax, that Virpax is funded consistent with the Funding Plan) in question to discharge a similar obligation or accomplish a similar objective with respect to compounds or products with similar commercial and scientific potential at a similar stage in their lifecycle or in a similar therapeutic area, taking into consideration their safety and efficacy, their cost to develop, the competitiveness of alternative compounds and products and the nature and extent of their market exclusivity (including Patent coverage and regulatory exclusivity), the likelihood of Health Registration Approval, their expected profitability, including the potential patient population, amounts of marketing and promotional expenditures and all other relevant factors. Commercially Reasonable Efforts shall be determined based on the Territory as a whole and without reference to specific markets or group of markets. Where Funding has not been secured at the Funding Completion Date and Virpax notifies Nanomerics as per section 13.5.1 that it wishes to proceed under the Agreement, Commercially Reasonable Efforts shall be equivalent to efforts that would have been put in place by Virpax if the Funding had been received by the Funding Completion Date.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

“Confidential Information” means any and all data, results, know-how (including the Licensed Know-How), plans, business information and other Information, whether oral or in writing or in any other form, disclosed before, on or after the Effective Date by one Party to the other Party, including the terms of this Agreement.

“Control” means, with respect to any item of information, Patent or other IP Protection Right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such information, Patent or other IP Protection Right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party, or the rights of any Third Party in or to such information, Patent or other IP Protection Right.

“COVID-19 Pandemic” means the pandemic of coronavirus disease 2019 (COVID 19) caused by severe acute respiratory syndrome coronavirus 2 (SARS CoV 2), declared by the World Health Organization as a pandemic on 11 March 2020.

“Defending Party” has the meaning set forth in Section 10.9.

“Device” means the drug delivery [**].

“Device Condition Date” means the date upon which the parties determine in accordance with Section 4.8, that the Device is the chosen device for use in the Licensed Product.

“Disclosing Party” has the meaning set forth in Section 9.2.

“Distributor” has the meaning set forth in Section 3.2.

“Drug Product” means any Products assessed by a relevant Health Authority to meet the definition of a drug, including by the FDA in accordance Section 201(g) of the Food, Drug, and Cosmetic Act (21 USC 321(g)).

“Effective Date” means the date as set forth in the preamble to this Agreement.

“Exploit” means to make, have made, import, use, sell, or offer for sale, including to research, develop, apply for and hold Health Registration Approval, register, modify, enhance, improve, Manufacture, have Manufactured, hold/keep (whether for disposal or otherwise), formulate, optimise, have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of, a product or process.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

“Exploitation” means the act of Exploiting a product or process.

“Field” means use of the Product for local administration to nose and/or throat as an anti-viral barrier to prevent or reduce the risk or the intensity of viral infections in humans.

“First Commercial Sale” means the first sale for monetary value for use or consumption by the general public of a Licensed Product in any country of the Territory after Health Registration Approval for such Licensed Product has been obtained in such country in the Territory. For the avoidance of doubt, sales prior to receipt of all Health Registration Approvals necessary to commence regular commercial sales, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales,” shall not be a First Commercial Sale.

“Force Majeure” means an event that is beyond a Party’s reasonable control, including acts of God, strikes, lock-outs or other industrial/labour disputes (including shortages of labor or materials but not confined to the workforce of the affected Party), war, riot, civil commotion, terrorist act, malicious damage, epidemics, pandemics (other than the COVID-19 Pandemic), quarantines, fire, flood, storm, or natural disaster, governmental laws, rules or any other similar cause. For the avoidance of doubt, any of the foregoing or similar circumstances arising in connection with or as a consequence of COVID-19 or the COVID-19 Pandemic shall not be regarded as, and shall be deemed not to be, an event of Force Majeure.

“Funding” means funding in cash or in kind to be raised or acquired by Virpax from one or more Third Parties for use in the Program as described and in the amounts specified in SCHEDULE 3: FUNDING PLAN hereto (the “Funding Plan”).

“Funding Completion Date” means the date being the earlier of: (a) the date upon which the Funding has been fully received by Virpax; and (b) the Funding Waiver Date as specified in Section 13.5.1.

“Funding Expiry Date” means the date (if any) specified as such in the Funding Plan and as defined in Section 13.5.1 or if no such date is specified the [**].

“Generic Product” means product (other than Licensed Products) comprising Compound as the active ingredient delivered intranasally, the marketing approval for which has been obtained by reference to data comprised in any Health Registration Approval for the Licensed Product.

“Health Authority” means the US Food and Drug Administration (“FDA”), Health Canada, and any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Product in the Territory.

“Health Registration Approval” means, with respect to a country in the Territory, any and all approvals, licenses, registrations or authorisations of any Health Authority necessary to commercially distribute, sell or market a Licensed Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorisations (including any prerequisite manufacturing approval or authorisation related thereto), and (c) labelling approval.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

“IDE” means an investigational device exemption allowing a medical device to be used in a clinical study in order to generate safety and effectiveness clinical data to support a PMA.

“Improvement” means any improvement, adaptation, modification or upgrading relating to the Compound, the Device, or the Licensed Products arising during the Term, and any IP Protection Rights relating thereto.

“In-licensed Patents” has the meaning set forth in Section 11.2.2.

“IND” means an Investigational New Drug application in the US, or any equivalent application in any other jurisdiction.

“Indemnified Party” means a Party, its Affiliates or its or their respective directors, officers, employees, agents, partners and shareholders seeking to recover a Loss under Section 12.1 or 12.2.

“Indemnifying Party” means a Party from whom recovery of a Loss is sought under Section 12.1 or 12.2.

“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes.

“Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results, laboratory notes and notebooks, and other material, including: high- throughput screening, gene expression, genomics, proteomics and other drug discovery and development technology; biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre- clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays and biological methodology; Manufacturing and quality control procedures and data, including test procedures; and synthesis, purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, but excluding the Regulatory Documentation.

“Infringement Suit” has the meaning set forth in Section 10.8.2.

“IP Protection Rights” means any and all legal means of establishing rights in and to ideas, inventions, discoveries, know-how, data, databases, documentation, reports, materials, writings, designs, computer software, processes, principles, methods, techniques and other information, including Patents, trade secrets, trademarks, service marks, trade names, registered designs, design rights, copyrights (including rights in computer software and database rights), domain names and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

“Joint Research Committee” or “JRC” means the joint committee established by the Parties pursuant to Article 5 to manage and steer the Program.

“Knowledge” means the good faith understanding of any given facts and information of a senior qualified person of Nanomerics as of the Effective Date after having used Commercially Reasonable Efforts to perform a reasonable investigation with respect to such facts and information immediately prior to the Effective Date.

“Licensed Know-How” means the Licensed Compound Know-How and the Licensed Device Know-How.

“Licensed Compound Know-How” means all Information (other than the Licensed Device Know-How) which is in the possession of Nanomerics or its Affiliates and that Nanomerics or its Affiliates own or otherwise Control, as of the Effective Date or at any time during the Term that is necessary or useful for the Exploitation of the Product.

“Licensed Device Know-How” means all Information which is in the possession of Nanomerics or its Affiliates and that Nanomerics or its Affiliates Control, as of the Effective Date or at any time during the Term that is necessary or useful for the Exploitation of the Device as part of the Product.

“Licensed Improvement” means any Improvement to the Licensed Know-How that comes under the Control of Nanomerics at any time during the Term.

“Licensed Patents” means the Patents set out in SCHEDULE 4: LICENSED PATENTS hereto, and any Patents owned or Controlled by Nanomerics or its Affiliates after the Effective Date. Part A of Schedule 4 lists the Licensed Patents for the Compound, Part B of Schedule 4 lists the Licensed Patents for the Device.

“Licensed Products” means any Drug Products and any Medical Device Products.

“Losses” means any and all direct or indirect liabilities, damages, losses or expenses, including interest, penalties, and reasonable lawyers’ fees and disbursements. In calculating Losses, the legal duty to mitigate on the part of the Party suffering the Loss shall be taken into account.

“Manufacture” and “Manufacturing” means, with respect to the Compound, Device or Licensed Product the synthesis, manufacturing, processing, formulating, packaging, labelling, holding and quality control testing thereof.

“Major Markets” means the USA, Canada, and Mexico.

“Medical Device Products” means any Products assessed by a relevant Health Authority to meet the definition of a medical device, including by the FDA in accordance with Section 201(h) of the Food, Drug, and Cosmetic Act (21 USC 321(h)).

“Nanomerics Results” means all Results specific to: (a) the Device, its manufacture or use; and, (b) the Compound, but excluding any Results relating to the Licensed Products, including the development, manufacture and commercialization of such Licensed Products.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

“NDA” means a New Drug Application filed in accordance with Section 505(b)(1) or 505(b)(2) of the US Food Drug & Cosmetic Act (“the Act”) and applicable regulations and requirements of the United States Food and Drug Administration and any successor agency thereto (“FDA”) as from time to time amended and in effect, or any equivalent application in any other jurisdiction.

“Net Sales” means the gross amounts received for sales of Licensed Products by or on behalf of Virpax, its Affiliates and its and their Sublicensees to Third Parties, after deduction of, to the extent actually paid, allowed or levied on Virpax, and not otherwise recovered:

a)	normal and customary trade, quantity or prompt settlement discounts (including rebates, chargebacks and allowances) actually allowed, price adjustments; and purchasing group, wholesaler and distributor administration fees, commissions and services fees actually paid;

b)	amounts repaid or credited because of rejections, returns or recalls of goods, including amounts paid or refunded for wastage and outdated products;

c)	rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program in the United States or equivalent governmental program in any other country;

d)	excise taxes, Indirect Taxes, customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of the Products;

e)	other customary deductions consistent with Generally Accepted Accounting Principles, or in the case of non-United States sales, other applicable accounting standards; and

f)	charges made and received for storage, handling, transportation, packaging, postage, insurance and other distribution expenses.

Net Sales shall be calculated using Virpax’ audited systems used to report such sales as adjusted for any of items (a) to (f) above not taken into account in such systems.

“Owned Patents” has the meaning set forth in Section 11.2.2

“Parties” means Virpax and Nanomerics and “Party” means either of Virpax or Nanomerics.

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re- examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

“Payments” has the meaning set forth in Section 8.1.

“Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency or other entities not specifically listed herein.

“Phase I Clinical Trial” means a human clinical trial of a product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(a) (as amended), and is intended to (a) determine the safety, pharmacokinetics and pharmacodynamics parameters in healthy individuals or patients, and (b) following the foregoing clause (a), further evaluate safety and pharmacokinetics (including exploration of trends of a biomarker-based or clinical endpoint-based efficacy relationship to dose which are not designed to be statistically significant) of the product, whether or not in combination with concomitant treatment and which provides sufficient evidence of safety to be included in filings for a Phase II Clinical Trial or a Phase III Clinical Trial with Health Authorities. A Phase I Clinical Trial shall be deemed to have commenced when the first subject is dosed in such Phase I Clinical Trial.

“Phase II Clinical Trial” means a human clinical trial of a product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c), as amended, and is intended to (a) establish that the product is safe and efficacious for its intended use (define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Health Registration Approval for such product. A Phase II Clinical Trial shall be deemed to have commenced when the first patient is dosed in such Phase II Clinical Trial.

“Pivotal Trials” means, for Medical Device Products only (and not for Drug Products) an IDE which is intended as the primary clinical investigation to generate the data to support a marketing approval application (“PMA”)

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Pre-clinical Development Plan” means SCHEDULE 5: PRE-CLINICAL DEVELOPMENT PLAN hereto outlining pre-clinical work remaining as of the Effective Date in order to file an IND with the FDA for the first Licensed Product in the United States. In the event that Virpax decides in its sole discretion to file an IDE rather than an IND for the Licensed Product, the Pre-clinical Development Plan will be updated accordingly.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

“Product” means an anti-viral nasal and/or throat spray applied as a barrier to prevent, or reduce the risk of infection, such spray containing Compound as the only pharmaceutically active ingredient, in finished form for human use and that may, at Virpax’s discretion, incorporate the Device.

“Program” means the activities to be undertaken by the Parties under the Funding Plan, the Pre-clinical Development Plan and the Clinical Development Plan.

“Program Milestone” has the meaning set forth in Section 7.2.

“Prosecuting Party” has the meaning set forth in Section 10.5.

“Receiving Party” has the meaning set forth in Section 9.2.

“Regulatory Documentation” means all regulatory filings and supporting documents created or submitted to the FDA or any equivalent agency or Health Authority outside of the United States (including any supra-national agency such as in the European Union) and all data contained therein including, without limitation, the contents of any IND(s), NDA(s), IDEs, PMAs, drug master file(s),Health Registration Approvals, correspondence to and from the FDA or any equivalent agency or Health Authority outside of the United States, minutes from meetings (whether in person or by audioconference or videoconference) with regulatory authorities, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with regulatory authorities, adverse event files, complaint files, annual and safety reports, manufacturing records, and, inspection reports, and all supporting documents and all clinical studies and tests, relating to the Product, and all data contained in any of the foregoing.

“Results” means ideas, inventions, discoveries, know-how, data, documentation, reports, materials, writings, designs, computer software, processes, principles, methods, techniques and other information, recorded in any form, that are discovered, conceived, reduced to practice or otherwise generated through work performed under or in connection with the Program by or on behalf of either Party or by the Parties jointly, including any IP Protection Rights pertaining to any of the foregoing,.

“Sublicensee” has the meaning set forth in Section 3.2.

“Term” means the period beginning on the Effective Date and continuing until the earlier of the date upon which this Agreement expires by its terms or is terminated in accordance with Article 13.

“Territory” means North America including US, Canada, and Mexico.

“Third Party” means any Person not including the Parties and the Parties’ respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 12.1.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

“Third Party Sublicense Payment” means any cash consideration (upfront, “license fee”, regulatory milestone payments or payments for the first commercial sale of sublicensed products) or any non- cash consideration (to be valued at any relevant open market price for such or, if an open market price is not ascertainable, at a reasonable value determined at an arms-length basis), received by Virpax net of any Indirect Taxes in return for any sublicense granted to a Third Party pursuant to Section 3.1 below. Third Party Sublicense Payment shall not include (i) royalties or commercial milestones payments (other than payments for the first commercial sale of sublicensed products) (ii) the value of any purchase of Virpax’s stock to the extent such stock is purchased for fair market value (iii) direct research and development expenses incurred by Virpax and required to incurred by Virpax under any non-Affiliate sublicense agreement (iv) the value of any debt at arm’s length and (v) any amounts received by Virpax as reimbursement for any out of pocket expenses.

“Trademark” means any word, name, symbol, colour, designation or device or any combination thereof for use in the course of trade, including any domain name, trademark, trade dress, brand mark, trade name, brand name, logo or business symbol used by Virpax in connection with the Compound or Licensed Products.

“Valid Claim” means, with respect to a Licensed Product in a particular country, either:

(i)	any claim of a granted and unexpired Licensed Patent in such country that (a) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

(ii)	a claim of a pending Licensed Patent application, which claim was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided that such claim has not been pending for more than five (5) years.

“Virpax Information” has the meaning set forth in Section 9.1.

“Virpax Results” means all Results other than the Nanomerics Results.

2.	Construction

Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or.” Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

3.	Grant of Rights

3.1	License Grants to Virpax. Subject to the terms and conditions of this Agreement, Nanomerics hereby grants to Virpax:

3.1.1.	as from the Effective Date, an exclusive (including with regard to Nanomerics and its Affiliates) right and license in the Territory, with the right to grant sublicenses pursuant to Section 3.2, under Nanomerics’ and its Affiliates’ rights, titles, and interests in and to the Licensed Patents for the Compound, the Licensed Compound Know-How, the Licensed Improvements to the Compound, and Nanomerics Results to Exploit the Licensed Products solely in the Field; and,

3.1.2.	as from the Device Condition Date, an exclusive (as between Nanomerics and its Affiliates and Virpax) right and license in the Territory, with the right to grant sublicenses pursuant to Section 3.2, under Nanomerics’ and its Affiliates’ non-exclusive rights, titles, and interests in and to the Licensed Patents for the Device, the Licensed Device Know-How, and the Licensed Improvements to the Device to Exploit the Licensed Products solely in the Field.

3.2	Sublicenses. Virpax shall have the right to grant sublicenses, through multiple tiers of sublicenses, under the licenses granted in Section 3.1, to its Affiliates and to any other Person provided that:

3.2.1.	the sub-license is in writing and contains like obligations and undertakings by the sub-licensee as are contained in this Agreement including in particular (but not limited to) clause 9 (confidentiality), and Virpax ensures that all sub-licensees duly observe and perform the same; and;

3.2.2.	Virpax shall remain primarily responsible for all acts and omissions of such sub-licensees as though they were by Virpax and shall indemnify, keep indemnified and hold harmless Nanomerics from and against all such costs, expenses and liabilities, which Nanomerics incurs or suffers as a result of the default or negligence of any sub-licensee;

3.2.3.	the sub-license will terminate automatically on the expiration or termination of this Agreement for any reason;

3.2.4.	Virpax shall notify Nanomerics in writing of any sub-license granted pursuant to this clause and shall at the same time provide Nanomerics with a copy of such sub-license, redacted as to any commercially sensitive or confidential provisions.

3.2.5.	Virpax shall otherwise ensure that all Persons to which it grants sublicenses comply with all terms and conditions of this Agreement.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Where Virpax grants a sublicense to a Person that is not an Affiliate of Virpax, and such Person is not a Distributor, such Person shall be a “Sublicensee” for purposes of this Agreement.

Virpax shall have the right, in its sole discretion, to appoint its Affiliates, and Virpax and its Affiliates shall have the right, in their sole discretion, to appoint any other Persons, in the Territory or in any country of the Territory, to distribute, market and sell Licensed Product (with or without packaging rights), in circumstances where the Person purchases on its own account its requirements of Licensed Product from Virpax or its Affiliates for on- sale to such Person’s customers. Such Person shall be identifiable in the pharmaceutical industry, and would usually be designated as a wholesaler or a distributor, and such Person shall not otherwise make any royalty or other payment to Virpax with respect to its sale of Licensed Products. Where Virpax or its Affiliates appoints such a Person and such Person is not an Affiliate of Virpax, that Person shall be a “Distributor” for purposes of this Agreement.

3.3	Covenants

3.3.1.	Publication To the extent Nanomerics and its Affiliates conduct research and development activities with respect to Licensed Products outside the Territory or outside the Field and consistent with the exclusive license grants to Virpax under Section 3.1, Nanomerics agrees that neither it nor its Affiliates will publish or present any material with respect to such activities without the prior written consent of Virpax in each case, which consent will not be unreasonably withheld or delayed. For the avoidance of doubt, the Parties acknowledge that University College London (“UCL”) retains a research license with respect to patents underlying the Compound which allows UCL’s employees and students to conduct bona fide academic research or teaching without infringing such patents, and that UCL its employees or students together with its research collaborators may make publications or presentations complying with such research license, and may make related patent applications, over which Nanomerics has no control.

3.3.2.	Non-Compete. During the Term, Nanomerics covenants that it and its Affiliates shall not alone or with any Third Party (including through licensing or sublicensing any Third Party), directly or indirectly, develop, Manufacture, or commercialize in the Territory any product, (other than a Licensed Product in accordance with this Agreement) comprising, containing or incorporating the Compound as the sole active ingredient for any use in prevention or reduction of the risk of any viral infection.

3.3.3.	The Parties acknowledge that all restrictions contained in Section 3.3.2 are reasonable, valid and necessary for the adequate protection of the Licensed Product business and that Virpax would not have entered into this Agreement without the protection afforded it by Section 3.3.2. The Parties also acknowledge that Nanomerics’ entire business is based on development of the Compound for various uses, including its combination with at least one other pharmaceutical compound or active ingredient to generate new or improved medicinal products, and therefore nothing in these restrictions, nor in any other provision of this Agreement shall act as or be construed as any restriction on Nanomerics’ right to, either itself or through licensees, Exploit and/or otherwise research, develop and commercialize products containing the Compound, provided that such products also contain at least one other pharmaceutical compound or active ingredient or are for any purpose outside the Field.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

3.3.4.	No Encumbrance. Nanomerics shall not assign, transfer, convey or otherwise encumber its rights to the Licensed Patents, Licensed Know-How, Licensed Improvements or Health Registration Approvals in any way that is detrimentally inconsistent with the exclusive licenses or other rights granted to Virpax under this Agreement.

3.4	Exclusivity Term. Virpax’s exclusive position granted by Section 3.1 shall expire with respect to each separate Licensed Product, on a country-by-country basis, on the date when Virpax’s obligation to pay royalties with respect to such Licensed Product pursuant to Section 7.9 expires. Upon expiry of Virpax’s exclusive position with respect to a Licensed Product in a country, Virpax’s license with respect to such Licensed Product in such country shall become non-exclusive, fully paid-up, perpetual and irrevocable and the Net Sales of such Licensed Product in such country shall be excluded from all Net Sales calculations in Article 7 (including the calculation of royalties, thresholds and ceilings). In such circumstances (but not in any circumstance where this Agreement has been terminated by Nanomerics for breach by Virpax, or by Virpax at will) Virpax, its Affiliates and Sub-licensees shall be allowed to continue Exploiting such Licensed Product and using all Licensed Know-How and Joint Know-How in connection therewith on a non-exclusive basis in such country with no further consideration to Nanomerics.

4.	Delivering the Program

4.1	Information Disclosure; Assistance. Nanomerics shall, and shall cause its Affiliates to, at Virpax’s cost but without additional compensation, disclose and make available to Virpax, in whatever form Virpax may reasonably request, for the purposes of technology transfer, Regulatory Documentation, Licensed Know-How, Licensed Improvements and any other Information claimed or covered by any Licensed Patent or otherwise relating, directly or substantially, to the Compound or Licensed Products, as soon as reasonably practical after the Effective Date (and thereafter during the Term as may be reasonably requested by Virpax from time to time) to the extent not done so already and thereafter promptly after the earlier of the development, making, conception or reduction to practice of each such item of Regulatory Documentation, Licensed Know-How, Licensed Improvement or other Information.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

4.2	Diligence Obligations. Effective from the Funding Completion Date, Virpax undertakes to (i) use Commercially Reasonable Efforts at its own cost and expense to develop at least one Licensed Product and to conduct all development necessary to obtain Health Registration Approvals for a Licensed Product in each of the Major Markets in the Territory, and (ii) use Commercially Reasonable Efforts to Exploit such Licensed Product in each of the Major Markets in the Territory, provided, however, that the performance of such obligations including any Exploitation by Virpax, are not hindered or affected by any act or omission of Nanomerics.. For the avoidance of doubt, Virpax shall not be obligated to obtain Health Registration Approval for, or commercialise, more than one Licensed Product in any Major Market. In the event that Virpax, in consultation with Nanomerics, decides to discontinue the development or commercialisation of a Licensed Product in favour of another Licensed Product, its obligations under this Section 4.2 shall cease with respect to such initial Licensed Product in favour of such other Licensed Product. Virpax shall perform its obligation under this Section 4.2 in good scientific manner and in compliance in all material respects with all Applicable Law. Virpax shall have no other obligations towards Nanomerics, express or implied, to Exploit Licensed Products in the Territory. Notwithstanding anything herein to the contrary, Virpax shall be deemed not to have met the diligence obligations in this Section 4.2 should it have failed to dose the first subject in (and thereafter diligently pursue in good faith) a Phase I Clinical Trial of a Drug Product or equivalent formal clinical study, dependent on the appropriate regulatory pathway, within twelve (12) months of the Funding Completion Date.

4.3	Reporting Virpax shall provide Nanomerics (through JRC or otherwise) with quarterly progress reports on the clinical development of Licensed Products in the Territory. Such report shall cover general information on Virpax’s clinical development activities in the previous Calendar Quarter, a summary of the activities planned in the next twelve (12) months, and a timetable of planned and actual submissions for Health Registration Approvals. Virpax shall keep Nanomerics updated in reasonable detail with respect to submissions for Health Registration Approvals, and progress therewith. In any event, if and when a Health Registration Approval is obtained in any country of the Territory, Virpax shall promptly inform Nanomerics of such Health Registration Approval.

4.4	Conduct of the Program. The Program shall be performed by Virpax in the Territory. Under the direction and supervision of the JRC, Virpax shall (a) perform or cause to be performed its obligations under the Program in good scientific manner and in compliance in all material respects with all Applicable Law, including good laboratory practices and good clinical practices, and (b) allocate sufficient time, effort, equipment and skilled personnel to complete such activities successfully and promptly. Following the Effective Date, Virpax shall promptly commence the Program, provided, however, that Virpax shall not be obligated to initiate any activities under the Clinical Development Plan until the Funding has been fully received by Virpax or Virpax has notified Nanomerics in accordance with section 13.5.1.1 that it has secured equal or greater funding from a Third Party source which is available and intended for the Program.

4.5	Cooperation. Each Party shall cooperate with any and all reasonable requests for assistance from the other Party with respect to the activities under the Program, including by making its employees, consultants and other scientific staff available upon reasonable notice during normal business hours at their respective places of employment to consult with such other Party on issues arising in connection with the Program.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

4.6	Regulatory Records. Nanomerics and Virpax each shall maintain, or cause to be maintained, records of its respective activities under the Program in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective activities under the Program, which shall record only such activities and shall not include or be co-mingled with records of activities outside the scope of this Agreement, and which shall be retained by such Party for at least five (5) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records.

4.7	Regulatory Pathway. The Parties expressly acknowledge and agree that as of the Effective Date, Virpax intends to develop a Drug Product and does not intend to develop a Medical Device Product. Nanomerics expressly acknowledges and agrees that the decision to change regulatory pathways is solely within Virpax’s discretion and, notwithstanding anything to the contrary hereunder, Virpax is under no obligation to develop a Medical Device Product.

4.8	Device Selection. The decision regarding which device Virpax will use for the delivery of the Licensed Product is solely within Virpax’s discretion. If, however, Virpax would like to use the Device for delivery of the Licensed Product, at any time after Virpax makes the Payment specified in Section 7.3 (a), Virpax may provide written notice to Nanomerics that it would like to use the Device for delivery of the Licensed Product. If Nanomerics approves of such use, which approval it will not unreasonably withhold, condition or delay, Nanomerics will grant to Virpax the right to use such Device. The date that Nanomerics provides to Virpax its written approval shall be the “Device Condition Date”.

5.	Management of the Program

5.1	Responsibilities of JRC. The Parties shall establish a Joint Research Committee (the “JRC”) to oversee the initiation, planning and performance of the activities under the Program. In particular, the responsibilities of the JRC shall include: (a) establishing prioritization criteria for specific components under the Program; (b) determining within thirty (30) days of the completion of each stage of the Program whether the completion thereof has been successful and deciding whether or not to continue the Program into the next stage (i.e., making “stop/go decisions”); (c) monitoring workflow and overall Program progress; (d) ensuring timely and appropriate collaboration in the filing of Patent applications; (e) assigning tasks and responsibilities taking into account each Party’s respective specific capabilities and expertise in order to avoid duplication and enhance efficiency and synergies; (f) monitoring timely execution of the Program; and (g) reviewing and proposing to the Parties any amendments to Program.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

5.2	Formation of JRC. The JRC shall consist of up to six (6) members with the requisite experience and seniority to enable them to make decisions on behalf of the Parties with respect to the Program, with equal numbers appointed by each Party, which shall include a Co-Chair to be designated by each Party. Each Party shall have the right to replace its respective JRC representatives upon written notice to the other Party, provided that any such substitute representative shall have substantially the equivalent experience and seniority as the representative that such person replaces.

5.3	Disputes. The JRC shall endeavour to reach consensus on all matters brought before it with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting; provided, however, that in the event the JRC is unable to resolve an outstanding matter before it, such matter shall be resolved in good faith by the Parties’ CEOs. Any final decision mutually agreed to by the CEOs of the Parties shall be in writing and shall be conclusive and binding on the Parties. If such resolution is not achieved by the CEOs within thirty (30) days from the date the matter in dispute is first brought to their attention, and this occurs after start of clinical trials hereunder in regard of a Licensed Product, the dispute shall be resolved in accordance with Virpax’s position (except in the case of disputes relating to whether payment is due Nanomerics under this Agreement, which shall be resolved in accordance with Article 17). Any such dispute not resolved by the CEOs prior to start of such clinical trials shall be resolved in accordance with Article 17.

5.4	Meetings. The JRC shall meet quarterly and more frequently when required. The meetings will be held in person or by teleconference or videoconference. A quorum of the JRC shall exist whenever there is present at a meeting each of the Co-Chairs or their respective designees. In addition, the JRC may act without a formal meeting by a written memorandum signed by the Co-Chairs of the JRC. Whenever any action by the JRC is required hereunder during a time period in which the JRC is not scheduled to meet, either Co-Chair shall have the right to call a special meeting or the Co-Chairs may cause the JRC to take the action without a meeting in the applicable time period. Any such additional meetings shall be held at places and on dates selected by the Co-Chairs.

5.5	Expenses. Nanomerics and Virpax each shall bear their respective expenses of its JRC members related to such members’ participation on the JRC and attendance at JRC meetings.

5.6	Minutes. The JRC shall keep accurate minutes of its deliberations, which minutes shall record all proposed decisions and all actions recommended or taken and confirmation of any Program Milestones that have been reached. The Parties, on an alternating basis, shall prepare and circulate the draft minutes. Draft minutes shall be edited by the Co-Chairs and shall be issued in final form only with the approval and agreement of the Co- Chairs.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

5.7	Dissolution of JRC. Following the completion of the Program the JRC shall be dissolved and Nanomerics shall provide Virpax with consultation services as Virpax may reasonably request during the remainder of the Term, including by making Nanomerics’ employees, consultants and other scientific staff available upon reasonable notice during normal business hours to consult with Virpax, its Affiliates or Sub- licensees on issues arising in connection with Exploitation of the Licensed Products. Such services shall be provided on reasonable commercial terms agreed in good faith by the Parties.

6.	Ownership of Results from the Program

6.1	Virpax shall exclusively own all the Virpax Results, and Nanomerics shall exclusively own all the Nanomerics Results which Nanomerics Results shall be included in the licenses granted to Virpax pursuant to Section 3.1.

6.2	Each Party shall promptly disclose to the other in writing the development, making, conception or reduction to practice of any Results, and provide each other with reasonable assistance, where relevant, with respect to any efforts of the owning party to secure intellectual property protection for any of the Results.

6.3	Virpax hereby grants to Nanomerics the non-exclusive, perpetual, royalty free right and license to use those Virpax Results referable specifically to the Products for regulatory purposes and uses which comply with Nanomerics’ non-compete obligations as specified in Section 3.3.2 and not in violation of the license granted to Virpax hereunder.

6.4	Nanomerics shall, and does hereby, assign, and shall cause its Affiliates and its and their employees and agents, as applicable, to so assign, to Virpax, without additional compensation, such right, title and interest in and to any Virpax Results. Virpax shall, and does hereby, assign, and shall cause its Affiliates and its and their employees and agents, as applicable, to so assign, to Nanomerics, without compensation, such right, title and interest in and to any Nanomerics Results.

6.5	Should this Agreement be terminated for any reason prior to the Funding Completion Date, ownership of the Virpax Results shall be transferred to Nanomerics and Virpax shall assign, and shall cause its Affiliates and its and their employees and agents, as applicable, to so assign, to Nanomerics, without compensation, such right, title and interest in and to any Virpax Results.

6.6	Assignment and transfer of Ownership of all such Results shall occur instantly and automatically and shall not require any further deeds or documents to be exchanged between the Parties, except as required by the party taking assignment.

7.	Consideration

7.1	Total Obligation. The milestone and royalty payments payable by Virpax to Nanomerics pursuant to this Article 7 represent all of Virpax’s financial obligations to Nanomerics under this Agreement. The Parties agree to act in good faith towards each other and their respective obligations regarding the consideration and Payments, including with respect to the assessment of whether Payments are payable.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

7.2	Payment in the Event of a Change of Control. In the event of a Virpax Change of Control that occurs prior to the dosing of the first subject in the first Phase II Clinical Trial for the first Licensed Product, Virpax shall pay to Nanomerics the following one-time payment based on the value received by Virpax as a result of the Change of Control within thirty (30) days following the closing date of the Change of Control:

(a)	If the value received by Virpax is equal to or below [**], Virpax does not owe any payment to Nanomerics;

(b)	If the value received by Virpax is more than [**] but equal to or less than [**], Virpax shall pay Nanomerics [**]; or

(c)	If the value received by Virpax is more than [**], Virpax shall pay Nanomerics [**].

7.3	Program Milestones. Upon achievement of each milestone specified below (each a “Program Milestone”), Virpax shall, within the timescale specified, make the corresponding non-refundable payment to Nanomerics, as follows:

(a)	a payment of U.S.$[**] within thirty (30) days following the Funding Completion Date;

(b)	a payment of U.S.$ [**] within thirty (30) days following successful completion of the first Phase II or Pivotal Clinical Trial, as the case may be, with respect to a Licensed Product in the Territory; and

(c)	a payment of U.S.$ [**] within thirty (30) days following first receipt by Virpax of an NDA approval or a PMA approval, as the case may be, for a Licensed Product in the United States.

7.4	Grant of Rights outside the Territory. Upon first submission by Virpax of an application for NDA approval or a PMA approval, as the case may be, for a Licensed Product in the United States, Nanomerics may elect, at its sole discretion by providing written notice to Virpax, to forego certain portions of milestone payments (as set forth below) in consideration of Virpax providing to Nanomerics:

[**]

In the event that Nanomerics exercises its rights under this Section 7.4, Nanomerics will forego the following portions of the following milestone payments, which Virpax may choose in its sole discretion:

(a)	$[**] of the $[**] NDA approval milestone in Section 7.3(c) (i.e. reducing it to $[**]), or

(b)	$[**] of the first commercial milestone payment in Section 7.6(a) of $[**] (i.e. reducing it to $[**]).

7.5	Supply of Compound. Upon achievement of the Program Milestone specified in Section 7.3(a), Nanomerics may elect, at is sole discretion by providing written notice to Virpax, to forego $[**] of the $1,000,000 milestone payable on completion of the first Phase II /Pivotal Clinical Trial in Section 7.3(b) in consideration of Virpax providing to Nanomerics, on or before a date reasonably specified by Nanomerics, [**].

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

7.6	Commercial Milestones. Upon achievement of each milestone specified below (each a “Commercial Milestone”), Virpax shall, within the timescale specified, make the corresponding non-refundable payment to Nanomerics, as follows:

(a)	a payment of US$ [**] within thirty (30) days of the end of the Calendar Year in which occurs the first occasion when the Annual Net Sales for all Licensed Products exceeds US$ fifty million (50,000,000);

(b)	a payment of US$ [**] within thirty (30) days of the end of the Calendar Year in which occurs the first occasion when the Annual Net Sales for all Licensed Products exceeds US$ one hundred million (100,000,000); and

(c)	a payment of US$ [**] within thirty (30) days of the end of the Calendar Year in which occurs the first occasion when the Annual Net Sales for all Licensed Products exceeds US$ three hundred million (300,000,000).

While each Program Milestone and Commercial Milestone is payable once only, more than one Commercial Milestone may be payable with respect to Annual Net Sales achieved in the same Calendar Year. For example, if in Calendar Year “A” Annual Net Sales exceed US$ three hundred million (300,000,000) and in all previous Calendar Years, Annual Net Sales had been less than US$ fifty million (50,000,000) and so no Commercial Milestones had previously been paid, in Calendar Year A, all three Commercial Milestones pursuant to Sections 7.6.(a), 7.6(b) and 7.6(c) totaling US$ [**] would be payable, with Annual Net Sales of US$ 50,000,000, US$ 100,000,000 and US$ 300,000,000 all having been first exceeded in that Calendar Year A.

7.7	Upfront and Milestone Payments by Sublicensee. Within thirty (30) days of receipt by Virpax of any Third Party Sublicense Payment, Virpax shall pay to Nanomerics a non- refundable amount, equal to either:

(a) [**] of such Third Party Sublicense Payment (if such Third Party Sublicense Payment is received prior to dosing of the first subject in any Phase I Clinical Trial); or

(b) [**] of such Third Party Sublicense Payment (if such Third Party Sublicense Payment is received after dosing of the first subject in any Phase I Clinical Trial).

7.8	Each of the Program Milestones and Commercial Milestones set forth in this Article 7 shall be payable only once under this Agreement. Further, in the event that Virpax discontinues the Exploitation of a given Licensed Product in favour of another Licensed Product, any milestones paid to Nanomerics with respect to such first Licensed Product shall be credited against the equivalent milestones, if any, due with respect to such subsequent Licensed Product.

7.9	Royalties. In addition to the foregoing payments, Virpax shall, subject to Section 7.10, pay Nanomerics a royalty of [**] of the [**] of Licensed Products in the Territory throughout the Royalty Term.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

7.10	Reduction of Royalty.

(a)	Royalty Stacking. If, during the Term, Virpax enters into an agreement with a Third Party in order to obtain a license under a patent right of a Third Party that is necessary for Virpax, its Affiliates or any sublicensee to Exploit any Licensed Product (other than with respect to the use as part of a Licensed Product of a delivery device other than the Device, for which the cost shall be solely Virpax’s responsibility), then, upon entry into any such agreement and thereafter during the remainder of the period during which Virpax owes royalties to Nanomerics hereunder, the amounts payable under Article 7.9 hereof shall be reduced by [**] of all amounts payable by or on behalf of Virpax to such Third Party in connection with obtaining such rights; provided however, that in no event shall such amounts payable to Nanomerics be reduced as a result of this Section by more than [**] of the royalties under Article 7.9 otherwise due to Nanomerics in a particular Calendar Quarter. For the purposes of this Section 7.10, the Parties’ respective alliance managers shall endeavour to agree in good faith whether a Third Party license is “necessary”. A Third Party license which results in an objectively demonstrable and material (relative to the existing value) increase in commercial value of the Product, the Compound, and/or its or their Exploitation, and which does not have a demonstrable materially adverse effect on either of the Parties, shall be deemed necessary. Should the Parties fail to agree whether any Third Party license: (a) meets the criteria for being deemed necessary; or (b) is in fact necessary; such failure to agree shall be referred for resolution in accordance with Article 17.

(b)	Maximum Amount of Royalty Reduction. In no event shall the royalties payable to Nanomerics under Section 7.9 be reduced by more than [**] in any Calendar Quarter as a result of the reductions set forth in this Section 7.10.

7.11	Royalty Term. Virpax’s obligation to pay royalties shall commence, on a country-by-country basis, with respect to each separate Licensed Product, on the date of First Commercial Sale of such Licensed Product in such country. The obligation shall expire, on a country-by-country basis, with respect to each separate Licensed Product, on the latest to occur of (a) the tenth (10th) anniversary of the First Commercial Sale of the first Licensed Product in such country; (b) the expiration date in such country of the last to expire of any Valid Claim; and, (c) the date upon which a Generic Product has been on the market in such country for a period of no fewer than [**] days.

7.12	Sales Subject to Royalties. Sales between Virpax and its Affiliates shall not be subject to royalties hereunder. Royalties shall be calculated on Virpax’s and its Affiliates’ and it and their Sub-licensees’ sale of the Licensed Products to a Third Party. Royalties shall be payable only once for any given batch of the Licensed Products. For purposes of determining [**], the Licensed Product shall be deemed to be sold upon Virpax, its Affiliates or Sub-licensees receipt of payment for the Licensed Product and a “[**]” shall not include, and no royalties shall be payable on, transfers by Virpax, its Affiliates or Sublicensees of free samples of Licensed Products or clinical trial materials containing Compound or transfers of Licensed Products to patients under any Virpax, Affiliate or Sub-licensee’s patient assistance programme or other transfers or dispositions for charitable, promotional, pre-clinical, clinical, manufacturing, testing or qualification, regulatory or governmental purposes.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

7.13	Royalty Payments. The royalties shall be calculated quarterly as of the last day of March, June, September and December respectively, for the Calendar Quarter ending on that date. Virpax shall pay the royalties in conjunction with the delivery of a written report to Nanomerics within forty-five (45) days after the end of each Calendar Quarter that shows, with respect to each country and each Licensed Product, the [**] during such Calendar Quarter.

7.14	Currency; Mode of Payment.

(a)	Currency. All payments required under this Agreement shall be made in U.S. Dollars. For the purpose of computing the Net Sales of Products sold in a currency other than U.S. Dollars, such currency shall be converted from local currency to U.S. Dollars by Virpax in accordance with the rates of exchange for the relevant month for converting such other currency into U.S. Dollars used by Virpax’s internal accounting systems, which are independently audited on an annual basis.

(b)	Mode of Payment. All payments set forth in this Article 7 shall be remitted by wire transfer to the following bank account of Nanomerics or such other account as Nanomerics may designate in writing to Virpax:

BANK ACCOUNT

[**]

7.15	Records Retention; Audit.

(a)	Until the sixth (6th) anniversary of January 31 of the Calendar Year in which a Product is sold, Virpax shall keep or cause to be kept accurate records or books of account in accordance with applicable generally accepted accounting principles showing the information that is necessary for the accurate determination of the royalties due hereunder with respect to the sale of such Product.

(b)	Upon the written request of Nanomerics, Virpax shall permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm acceptable to the Parties to inspect during regular business hours and no more than once a year and going back no more than three (3) years preceding the current year, all or any part of Virpax’s records and books necessary to check the accuracy of the royalties paid. The accounting firm shall enter into appropriate obligations with Virpax to treat all information it receives during its inspection in confidence, except for the purposes of presenting the findings of its audit. The accounting firm shall disclose to Nanomerics and Virpax only whether the royalty reports are correct and details concerning any discrepancies, but no other information shall be disclosed to Nanomerics. The charges of the accounting firm shall be paid by Nanomerics, except that if the royalties have been understated by [**] or more, the charges shall be paid by Virpax. Virpax shall make good any underpayment of royalties within forty-five (45) days of the disclosure of the accounting firm’s report.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

8.	Taxes

8.1	General The royalties, milestones and other amounts payable by Virpax to Nanomerics pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Nanomerics alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Virpax) levied on account of, or measured in whole or in part by reference to, any Payments it receives hereunder. Virpax shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Nanomerics is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Virpax or the appropriate governmental authority (with the assistance of Virpax to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Virpax of its obligation to withhold tax, and Virpax shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Virpax has received evidence, in a form satisfactory to Virpax, of Nanomerics’ delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, Virpax withholds any amount, it shall pay to Nanomerics the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to Nanomerics proof of such payment within sixty (60) days following that payment. For purposes of this Agreement, the stated amount of the Payments payable by Virpax shall include any sales tax that Nanomerics may be required to collect.

8.2	Indirect Taxes. All Payments are inclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, Virpax shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by Nanomerics in respect of those Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

9.	Confidentiality and Non-Disclosure

9.1	Virpax Information. Nanomerics recognises that by reason of, inter alia, Virpax’s status as an exclusive licensee or owner of the Virpax Results pursuant to Article 6, Virpax has an interest in Nanomerics’ retention in confidence of certain information, including proprietary information of Virpax, that is known to Nanomerics and without regard to whether such information was originally discovered, generated, or recorded by Virpax or Nanomerics. Accordingly, until the expiration of Virpax’s exclusive position with respect to a Product under Section 7.9, Nanomerics shall, and shall cause its Affiliates and their respective officers, directors, employees and agents to, keep completely confidential, and not publish or otherwise disclose, and not use directly or indirectly for any purpose (a) the Results and (b) any other Information, including any Confidential Information of Nanomerics or Virpax, relating to (i) any Licensed Product, including the Compound, any IP Protection Rights with respect thereto, and any Regulatory Documentation, including Health Registration Approvals, with respect thereto or (ii) the Exploitation of such Product, including development, sales or marketing plans therefor (collectively the “Virpax Information”); except to the extent (w) the Virpax Information is in the public domain through no fault of Nanomerics, its Affiliates or any of their respective officers, directors, employees and agents, (x) such disclosure or use would be expressly permitted under Section 9.3, or (y) such disclosure or use is otherwise expressly permitted by the terms of this Agreement. For clarification, the disclosure by Nanomerics to Virpax or by Virpax to Nanomerics of Virpax Information shall not cause such information to cease to be subject to the provisions of this Section 9.1. In the event this Agreement is terminated in its entirety by Virpax pursuant to Section 13.3 or by Nanomerics pursuant to Section 13.4, this Section 9.1 shall have no continuing force or effect and Virpax Information shall be deemed to be Confidential Information of Virpax or Nanomerics, as applicable, for purposes of the surviving provisions of this Agreement.

9.2	Confidentiality Generally. Subject to Section 9.1, at all times during the term of this Agreement and for a period of 5 years following termination or expiration hereof, each Party (the “Receiving Party”) shall, and shall cause its officers, directors, employees, agents, Affiliates and Sublicensees to, keep confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information provided to it by the other Party (the “Disclosing Party”), except to the extent such disclosure or use is otherwise expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement. For the avoidance of doubt, the treatment of Confidential Information that is also Virpax Information is governed by the terms of Section 9.1, while the treatment of Confidential Information that is not also Virpax Information is governed by this Section 9.2.

9.3	Permitted Disclosures. Nanomerics may disclose Virpax Information and each Party may disclose Confidential Information (other than Virpax Information) to the extent that such disclosure is:

9.3.1.	made in response to a valid order of a court of competent jurisdiction or other competent authority; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash any such order or obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in response to such court or governmental order;

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

9.3.2.	made by or on behalf of by Virpax, its Affiliates or sublicensees to a Health Authority as may be necessary or useful in connection with any filing, application or request for a Health Registration Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

9.3.3.	made by a Party to a patent authority as may be necessary or useful for purposes of obtaining or enforcing a Patent (consistent with the terms and conditions of Article 10); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

9.3.4.	otherwise required by law; provided, however, that if Nanomerics is required to disclose Virpax Information, or either Party is required to disclose Confidential Information of the other Party, the Party required to make the disclosure shall (a) provide to the other Party reasonable advance notice of and an opportunity to comment on any such required disclosure, (b) if requested by the other Party, seek confidential treatment with respect to any such disclosure to the extent available, and (c) use good faith efforts to incorporate the comments of the other Party in any such disclosure or request for confidential treatment; or

9.3.5.	made by Virpax or its Affiliates to Third Parties as may be necessary or useful in connection with the Exploitation of the Compound or Licensed Products as contemplated by this Agreement, including subcontracting or sublicensing transactions in connection therewith.

Notwithstanding the foregoing, in the event that either Party is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body to disclose this Agreement, in whole or in part, the Parties shall reasonably agree on a redacted version of this Agreement as necessary to protect the Confidential Information of the Parties prior to making such disclosure.

9.4	Exclusions. Notwithstanding the foregoing, Confidential Information shall not include any information that:

9.4.1.	is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the Receiving Party;

9.4.2.	can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s or its Affiliates’ possession prior to disclosure by the Disclosing Party;

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

9.4.3.	is subsequently received by the Receiving Party or its Affiliates from a Third Party or a Sublicensee who is not bound by any obligation of confidentiality with respect to said information;

9.4.4.	is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

9.4.5.	is independently developed by or for the Receiving Party or its Affiliates without reference to the Disclosing Party’s Confidential Information.

9.5	Publications and Presentations. The Parties acknowledge that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the research and development activities hereunder. Accordingly, no fewer than thirty days prior to the expected date of publication or presentation, Nanomerics shall provide to Virpax, any material related to the Program, the Virpax Results or the Exploitation of Licensed Products that Nanomerics wishes to publish or present, and Nanomerics shall not publish, present or otherwise disclose any such material without the prior written consent of Virpax, which shall not be unreasonably withheld nor delayed. Each Party’s contribution to such Results shall be duly recognised in such publications or presentations.

9.6	Use of Name/Publicity.

9.6.1.	Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the other Party. The restrictions imposed by this Section 9.6.1 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, provided that any such disclosure shall be governed by this

Article 9. Further, the restrictions imposed on each Party under this Section 9.6.1 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information or Virpax Information in such communications remains subject to this Article 9.

9.6.2.	Notwithstanding the foregoing, Virpax, its Affiliates and Sublicensees shall have the right to use the name of Nanomerics and its Affiliates to the extent necessary or useful in connection with the Exploitation of the Compound and Products as contemplated by this Agreement, including subcontracting and sublicensing transactions in connection therewith.

9.6.3.	Neither Party shall issue any press release or make any other public announcement or statement concerning this Agreement or the transactions covered by it without the prior written approval of the other Party, except that each Party (after consultation with counsel) may make such announcements and disclosures, if any, as may be required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, or in connection with a public offering of securities or any filing with the U.S. Securities and Exchange Commission or a foreign equivalent.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

10.	Licensed Patents; Patent Prosecution and Defence; Trademarks

10.1	Licensed Patents Should at any time during the Term, Nanomerics or its Affiliates own or otherwise Control any Patents that are necessary or useful for the Exploitation of the Compound, the Device, or the Product, such Patents shall be deemed Licensed Patents for the purposes of this Agreement and shall be added to Schedule 4.

10.2	Prosecution. Each Party shall appoint a patent coordinator for the purposes of coordinating their activities under this Section 10. Nanomerics shall have the first right, but not the obligation, at its sole cost and expense, through counsel of its choosing, to obtain, prosecute (including any interferences, reissue proceedings and re- examinations) and maintain all Licensed Patents throughout the world.

10.3	Nanomerics shall obtain, prosecute and maintain the Licensed Patents in those countries listed in Schedule 4 (which in any event shall include the Major Markets) and shall have the first right to determine (in consultation with Virpax) in which other countries to obtain, prosecute and maintain the Licensed Patents. If Nanomerics declines, or otherwise fails to diligently pursue such action, to obtain prosecute or maintain any Licensed Patent in any country of the Territory, Virpax shall have the right, providing that to do so would not result in a demonstrably material adverse effect on the Exploitation of Licensed Products, but not the obligation, to take such action through counsel of its choosing, with respect to such Licensed Patent in such country. The reasonable cost and expense of such action shall be borne equally by the Parties, and Nanomerics’ contribution to such cost and expense shall be deducted by Virpax from any Royalties payable with respect to such Licensed Patent in such country.

10.4	Virpax shall have the right to request that Nanomerics obtain, prosecute and maintain a Licensed Patent in a particular country of the Territory. If Nanomerics declines, or otherwise fails, to initiate any such requested action with respect to a Licensed Patent within sixty (60) days (or, if after initiating any requested action, Nanomerics at any time thereafter fails to diligently pursue such action), Virpax shall have the right, providing that to do so would not result in a demonstrably material adverse effect on the Exploitation of Licensed Products, but not the obligation, to take such action, through counsel of its choosing, with respect to such Licensed Patent. The reasonable cost and expense of such action shall be borne equally by the Parties, and Nanomerics’ contribution to such cost and expense shall be deducted by Virpax from any Royalties payable with respect to such Licensed Patent in such country.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

10.5	Obtaining, Prosecuting and Maintaining Patents.

10.5.1.	The Party obtaining, prosecuting or maintaining Licensed Patents pursuant to Section 10.1 (the “Prosecuting Party”) shall keep the other Party (the “Non-Prosecuting Party”) advised as to material developments and all steps to be taken with respect to such Patents and shall furnish the Non-Prosecuting Party with copies of such applications for Patents, amendments thereto and other related correspondence to and from patent offices, and, to the extent reasonably practicable, permit the Non-Prosecuting Party an opportunity to offer its comments thereon before the Prosecuting Party makes a submission to a patent office which could materially affect the scope or validity of the patent coverage that may result. The Non-Prosecuting Party shall offer its comments, if any, promptly, but in no event shall the Prosecuting Party be required to delay any such submission. The Non-Prosecuting Party shall, and shall cause its Affiliates to, reasonably assist and cooperate with the Prosecuting Party in obtaining, prosecuting and maintaining Licensed Patents.

10.5.2.	Nanomerics shall (a) provide to Virpax all Information, including a correct and complete list of Licensed Patents covering the Licensed Product(s) or otherwise necessary or reasonably useful to enable Virpax make filings with Health Authorities with respect to the Licensed Patents, including as required or allowed in connection with (i) in the United States, the FDA’s Orange Book and (ii) outside the United States, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents and (b) cooperate with Virpax’s reasonable requests in connection therewith, including meeting any submission deadlines, in each case, to extent required or permitted by Applicable Law.

10.6	Enforcement. In the event that either Party has cause to believe that a Third Party may be infringing any of the Licensed Patents, such Party shall promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement complained of and furnishing the information upon which such determination is based. Other than with respect to a Third Party’s Abbreviated New Drug Application (ANDA) making a Paragraph IV filing in its certification against any of the Licensed Patents as may be listed in the Orange Book as contemplated by Section 10.5.2 (“Paragraph IV Filing”), Nanomerics shall have the first right, in its sole discretion, but after notifying Virpax (if time permits), through counsel of its choosing, to take any measures it deems appropriate to stop such infringing activities by such Third Party or to grant to the infringing Third Party adequate rights and licenses necessary for continuing such activities. Upon reasonable request by Nanomerics, Virpax shall give Nanomerics all reasonable information and assistance, at Nanomerics expense, including allowing Nanomerics access to Virpax’s files and documents and to Virpax’s personnel who may have possession of relevant information and, if necessary for Nanomerics to prosecute any legal action, joining in the legal action as a party and Nanomerics shall reimburse Virpax for reasonable costs and expenses incurred by Virpax with respect to such joinder. Virpax shall use its reasonable best efforts to obtain any consents required by Third Parties owning Patents licensed to Virpax in order for Nanomerics to remove such infringement. Should Nanomerics decline to take any action, it shall immediately notify Virpax, and Virpax shall be entitled, in its sole discretion, through counsel of its choosing, to take any measures it deems appropriate to stop such infringing activities by such Third Party or to grant to the infringing Third Party adequate rights and licenses necessary for continuing such activities. With respect to any Paragraph IV Filing, Virpax shall be entitled, in its sole discretion, through counsel of its choosing, to take any measures it deems appropriate to challenge such action. Upon reasonable request by Virpax, Nanomerics shall give Virpax all reasonable information and assistance, including allowing Virpax access to Nanomerics’ files and documents and to Nanomerics’ personnel who may have possession of relevant information and, if necessary for Virpax to prosecute any legal action, joining in the legal action as a party and Virpax shall reimburse Nanomerics for reasonable costs and expenses incurred by Nanomerics with respect to such joinder. Nanomerics shall use its best efforts to obtain any consents required by Third Parties owning Patents licensed to Nanomerics in order for Virpax to remove such infringement.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

10.7	Costs and Recovery. The Party pursing any action under Section 10.6 shall bear its own costs and expenses related thereto. Any amounts recovered by either Party pursuant to Section 10.6, whether by settlement or judgment, shall be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being retained by or paid to Virpax and, to the extent attributable to lost sales of Licensed Products, being deemed “Net Sales” for which Virpax shall pay Nanomerics any Royalties that may be owed with respect to such Net Sales under Sections 7.6 or 7.7.

10.8	Third Party Rights, Third Party Litigation.

10.8.1.	Third Party Rights. If, in the opinion of Virpax, the Exploitation of Licensed Products by Virpax, its Affiliates or any of its sublicensees infringes or misappropriates any Patent or any Intellectual Property Right of a Third Party in any country, such that Virpax or any of its Affiliates, Distributors, customers or Sublicensees cannot Exploit the Licensed Products in such country without infringing the Patent or Intellectual Property Right of such Third Party, then, Nanomerics shall have the first right, but not the obligation, through counsel of its choosing, to negotiate and obtain a license from such Third Party as necessary for Virpax and its Affiliates or sublicensees to Exploit the Licensed Products in such country. Should Nanomerics decline to take any action, it shall immediately notify Virpax, and Virpax shall be entitled, in its sole discretion, through counsel of its choosing to negotiate and obtain a license from such Third Party as necessary for Virpax and its Affiliates or sublicensees to Exploit the Licensed Products in such country.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

10.8.2.	Third Party Litigation. Subject to Section 12.2, in the event of any actual or threatened suit against Nanomerics, Virpax or its Affiliates, Sublicensees or customers alleging that the Exploitation of Licensed Products, or that the Exploitation of a Licensed Patent or Licensed Know-How or any part thereof by or on behalf of Virpax under this Agreement, infringes the Patent or other intellectual property rights of any Person (an “Infringement Suit”), the Party first becoming aware of such Infringement Suit shall promptly give written notice to the other Party. Nanomerics shall have the first right, but not the obligation, through counsel of its choosing, to assume direction and control of the defence of claims arising therefrom (including the right to settle such claims in its sole discretion). Without limiting Nanomerics obligation to Virpax as contemplated in Section 12.2, should Nanomerics decline to take any action, it shall immediately notify Virpax, and Virpax shall be entitled, in its sole discretion, through counsel of its choosing to assume direction and control of the defence of claims arising therefrom (including the right to settle such claims in its sole discretion).

10.9	Third Party Litigation Cooperation. The Party not defending an action or claim pursuant to Section 10.6 (the “Non-Defending Party”) shall provide to the other Party (the “Defending Party”) all reasonable assistance requested by the Defending Party in connection with any action, claim or suit under Section 10.6, including allowing the Defending Party access to the Non-Defending Party’s files and documents and to the Non-Defending Party’s personnel who may have possession of relevant information. In particular the Non-Defending Party will promptly make available to the Defending Party, free of charge, all information in its possession or control that it is aware will assist the Defending Party in responding to any such action, claim or suit.

10.10	Prosecution Cooperation. Nanomerics shall keep Virpax’s patent co-ordinator reasonably well updated on any material aspects regarding the prosecution of, and infringement of or by the Licensed Patents. The Parties shall strive to achieve consensus, through their respective patent co-ordinators, as to the jurisdictions in which prosecution is pursued, and the actions taken or to be taken with respect to infringement. Failing a consensus, any disagreements to be handled as if they are disputes of the JRC, and shall be dealt with in accordance with Section 5.3.

10.11	Trademarks. Virpax shall have the sole right to select the Trademarks for the marketing and sale of the Licensed Products in the Territory. Virpax shall own such Trademarks and all IP Protection Rights and other rights and goodwill with respect thereto. Nanomerics shall not, and shall not permit its Affiliates to, use any trademark that is the same as or confusingly similar to, the Trademarks.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

11.	Representations and Warranties

11.1	Each Party represents and warrants to the other that:

11.1.1.	it has full legal power to extend the rights and licenses granted to the other under this Agreement and perform its obligations hereunder;

11.1.2.	it has full power and authority to enter into this Agreement and has taken all necessary action on its part required to authorise the execution and delivery of this Agreement;

11.1.3.	neither it nor any researcher engaged by it, in any capacity, in the Program has been debarred or is subject to debarment or has otherwise been disqualified or suspended from performing scientific or clinical investigations or otherwise subjected to any restrictions or sanctions by the FDA or any other governmental or regulatory authority or professional body with respect to the performance of scientific or clinical investigations.

11.2	Nanomerics represents and warrants that:

11.2.1.	the execution, delivery and performance of this Agreement will not result in a violation of, or be in material conflict with, or constitute a material default, under any agreement in existence as of the Effective Date between Nanomerics and Third Parties and that it is not party to any other agreements that limits Virpax’s rights under this Agreement. Nanomerics will not assign, transfer, convey or otherwise encumber its rights to the Licensed Patents or Licensed Know-How and shall not use the Licensed Patents, Licensed Know-How or Licensed Improvements itself or grant any right, title or interest to any Person that is inconsistent with the exclusive license granted herein or Virpax’s other rights under this Agreement.

11.2.2.	Nanomerics is the sole and exclusive owner of the entire right, title and interest in the Patents listed on Schedule 4(A) (the “Owned Patents”) and the Licensed Compound and Licensed Know-How, and is entitled to grant the licenses specified herein.

11.2.3.	Nanomerics is the licensee of the Device listed on Schedule 4(B) (the “In-Licensed Patents”) and the Licensed Device Know-How and is entitled to grant the licenses specified herein. Except as provided in Schedule 4(B), Nanomerics has no Knowledge that such rights are subject to any encumbrance lien or claim of ownership by any Third Party. A list of the Owned Patents and the In-Licensed Patents and a copy of all license and other agreements regarding the In-Licensed Patents (the “In- License Agreements”) (redacted as to commercially sensitive or confidential provisions), as amended to the date hereof, have been provided to Virpax prior to the Effective Date. The Owned Patents and the In-Licensed Patents constitute all of the Licensed Patents as of the Effective Date. The In-License Agreements are in full force and effect and Nanomerics is not in default of any of its obligations thereunder. Nanomerics shall maintain the In-License Agreements in full force during the Term and pay any royalties or other payments as and when due thereunder. Nanomerics shall promptly provide Virpax with notice of any alleged, threatened or actual breach of any In-License Agreement. As of the Effective Date, none of Nanomerics, its Affiliates and, to their Knowledge, any Third Party is in breach of any In-License Agreement.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

11.2.4.	To Nanomerics’ and its Affiliates’ Knowledge, the Licensed Patents: (i) comprise all of the Patents that Nanomerics or its Affiliates own or otherwise Control, as of the Effective Date that are necessary for the Exploitation of the Compound, the Device or the Product, (ii) are being diligently procured from the respective Patent Offices in accordance with all Applicable Law; and (iii) have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.

11.2.5.	As of the Effective Date, to Nanomerics’ and its Affiliates’ Knowledge, there is no actual infringement or threatened infringement of the Licensed Patents, Licensed Know-How or the Regulatory Documentation by any Person.

11.2.6.	To Nanomerics’ and its Affiliates’ Knowledge, Virpax’s Exploitation of the Regulatory Documentation, the Licensed Patents or the Licensed Know-How hereunder, so far as Nanomerics is aware of any such intended Exploitation, will not infringe any Patent or other intellectual property or proprietary right of any Person.

11.2.7.	The Licensed Patents existing as of the Effective Date are subsisting and are not invalid or unenforceable, in whole or in part. The Licensed Know-How existing as of the Effective Date is subsisting. The conception, development and reduction to practice of the Regulatory Documentation, the Licensed Patents and Licensed Know-How existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person. There are no claims, judgments or settlements against or amounts with respect thereto owed by Nanomerics or any of its Affiliates relating to the Regulatory Documentation, the Licensed Patents or the Licensed Know-How. No claim or litigation has been brought or threatened by any Person alleging, and Nanomerics has no notice of any possible claim, whether or not asserted, that (a) the Licensed Patents or the Licensed Know-How are invalid or unenforceable or (b) the Regulatory Documentation, the Licensed Patents or the Licensed Know-How or the disclosing, copying, making, assigning, licensing or Exploiting of the Regulatory Documentation, the Licensed Patents or the Licensed Know-How, or products and services embodying the Regulatory Documentation, or the Compound, Licensed Products violates, infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any Person.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

12.	Indemnification and Insurance

12.1	Indemnification of Nanomerics. In addition to any other remedy available to Nanomerics, Virpax shall indemnify, defend and hold harmless Nanomerics, its Affiliates and its and their respective directors, officers, agents and employees in full and on demand, from and against any and all Losses incurred by them to the extent resulting from or arising out or in connection with any claims made or demands, causes of action, suits brought by a Sublicensee or Third Party (collectively, “Third Party Claims”) against Nanomerics, its Affiliates or their respective directors, officers, agents or employees (a) that arise or result from any intentional misconduct or gross negligence on the part of Virpax or its Affiliates in performing any activity contemplated by this Agreement or the breach of any provision of this Agreement by Virpax except for any Loss for which Nanomerics has an obligation to indemnify Virpax and its Affiliates pursuant to Section 12.2, as to which Loss each Party shall indemnify the other to the extent of their respective liability for such Loss, or (b) that allege that the claimant has suffered personal injury or death as a result of use of the Products, except to the extent such Losses arise as a result of the negligence, fraud, willful misconduct or wrongful act of the Indemnified Party, its Affiliates or its or their respective officers, directors, partners, shareholders, employees or agents.

12.2	Indemnification of Virpax. In addition to any other remedy available to Virpax, Nanomerics shall indemnify, defend and hold harmless Virpax, its Affiliates, Sub-licensees and its and their respective directors, officers, agents and employees in full and on demand, from and against any and all Losses incurred by them to the extent resulting from or arising out of or in connection with any Third Party Claims against Virpax, its Affiliates or their respective directors, officers, agents or employees that (a) arise or result from any intentional misconduct or gross negligence on the part of Nanomerics or its Affiliates in performing any activity contemplated by this Agreement, or the breach of any provision of this Agreement by Nanomerics, except for any Losses for which Virpax has an obligation to indemnify Nanomerics and its Affiliates pursuant to Section 12.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses or (b) that allege that the claimant has suffered personal injury or death as a result of the Exploitation of any Products by Nanomerics, its Affiliates or licensees prior to or after the Term.

12.3	Indemnification Procedure. Should the Indemnified Party intend to claim indemnification hereunder from the Indemnifying Party, the Indemnified Party shall promptly notify the Indemnifying Party in writing of any Losses in respect of which the Indemnified Party intends to claim such indemnification and the Indemnifying Party shall be entitled, but not obligated, to assume the defence of any Third Party Claims thereof with counsel selected by it. The Indemnified Party, including its Affiliates, directors, officers and employees, shall co-operate fully, at the Indemnifying Party’s expense, with the Indemnifying Party and its legal representatives in the investigation and defence of any Third Party Claim covered by this indemnification. The indemnification shall not apply to amounts paid in settlement of any Third-Party Claim if such settlement is affected without the consent of the Indemnifying Party.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

12.4	LIMITATION ON DAMAGES. Except in circumstances of gross negligence or intentional misconduct by a Party or its affiliates, or with respect to third party claims under section 12.1 or 12.2, or with respect to milestones royalties or other payments accrued or owed but unpaid, no party or any of its affiliates shall be liable for special, indirect, incidental or consequential damages, or for lost profits, milestones or royalties, whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of (a) the development, manufacture, use or sale of any product or collaboration compound developed, manufactured or marketed hereunder, or (b) any breach of or failure to perform any of the provisions of this agreement.

12.5	Insurance. Each Party shall have and maintain such type and amounts of liability insurance programs as is normal and customary in the pharmaceutical industry generally for Persons similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

13.	Term and Termination

13.1	Term. This Agreement shall become effective on the Effective Date and shall continue in full force and effect, unless earlier terminated pursuant to this Article 13 or as elsewhere explicitly set forth in this Agreement, for as long as Virpax is developing or otherwise Exploiting Licensed Products for which royalties will be or are owed to Nanomerics pursuant to Article 7.

13.2	[Intentionally Left Blank]

13.3	Termination by Virpax. Virpax shall have the right in its sole discretion to terminate this Agreement in its entirety for any reason upon sixty (60) days’ prior written notice to Nanomerics. Upon termination, Virpax shall assign to Nanomerics all its right title and interest in Virpax Results.

13.4	[Intentionally Left Blank]

13.5	Termination by either Party.

13.5.1.	Failure to Raise Funding. Either Party may terminate this Agreement by giving the other Party sixty ((60) days prior written notice if Virpax has not secured the Funding by the Funding Expiry Date. Should Nanomerics be the Party giving such notice, Virpax may:

13.5.1.1	respond in writing to Nanomerics on a date (the “Funding Waiver Date”) prior to the expiry of said 60 days period that it wishes to proceed under the Agreement and that it has secured sufficient funding equal or greater to the Total Funding Amount identified as such in the Funding Plan from sources other than those identified in the Funding Plan, and that such alternative funding is freely available to be used as required to proceed with the Program, in which case Virpax shall be deemed to have fully received the Funding and Nanomerics shall not be entitled to terminate the Agreement pursuant to this Section 13.5.1; or,

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

13.5.1.2	respond in writing to Nanomerics prior to the expiry of said 60 days period that it has in place written commitments which support its reasonable opinion that the Funding will be fully received by Virpax after the Funding Expiry Date. With such written response Virpax shall provide Nanomerics with such information as is required for Nanomerics to assess the reasonableness or otherwise of Virpax’s opinion. The Parties shall meet promptly following such written response by Virpax to negotiate in good faith whether or not there should be an extension to the Funding Expiry Date, and if so, how long. During such good faith negotiations, Nanomerics’ notice to terminate shall be suspended. Ten days following the commencement of such good faith negotiations, Nanomerics’ notice to terminate shall be reactivated, or, at Nanomerics’ discretion, withdrawn.

13.5.2.	Material Breach. In the event of a material breach of this Agreement by a Party where such breach is capable of cure and such breach remains uncured for ninety (90) days after notice by the non- breaching Party specifying the breach and requiring its remedy, the non-breaching Party may terminate this Agreement immediately. If Virpax commences an action in which it challenges the validity, enforceability or scope of any of the Licensed Patents, it shall be deemed a material breach of this Agreement.

13.5.3.	Bankruptcy. Either Party may terminate this Agreement immediately upon written notice to the other Party in the event that the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an the appointment of a receiver or trustee of such other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

13.6	Consequences of Termination.

13.6.1.	The expiration or termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such expiration or termination and, except as otherwise expressly provided herein, shall not limit any rights or remedies which may be available at law or otherwise.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

13.6.2.	Upon the termination or expiration of this Agreement, each Party shall, at its sole expense, promptly return to the other Party all Confidential Information and, at such other Party’s option, either destroy or return to such other Party all Provided Materials received from such other Party. Notwithstanding the foregoing, the General Counsel of each Party may retain one copy of each business document generated by such Party in connection with this Agreement for archival purposes only, and all such retained documents shall be subject to the confidentiality obligations of this Agreement.

13.6.3.	In the event of termination by Virpax pursuant to Section 13.3 or 13.5.3 or by Nanomerics pursuant to Section 13.4, 13.5.1, 13.5.2 or 13.5.3 Virpax shall transfer and assign to Nanomerics (a) all of its ownership in any Results specifically referable to the Compound or Licensed Products; (b) all Regulatory Documentation; and, (c) any Health Registration Approval, all free of charge.

13.7	Survival. The termination of this Agreement shall not relieve the Parties from performing any obligations accrued prior to the date this Agreement terminates. The provisions of this Agreement that by their nature constitute continuing obligations shall survive expiration or termination of this Agreement (including each Party’s obligations under Sections 3.5,13.4 through 13.7 and Articles 1, 2, 6, 9, 12, 17 and 24).

14.	Force Majeure

No liability shall result from delay in performance or non-performance, in whole or in part, by either of the Parties to this Agreement to the extent that such delay or non-performance is caused by an event of Force Majeure.

The Force Majeure Party shall within five (5) business days of becoming aware of the Force Majeure event, give written notice to the other Party stating the nature of the Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect. Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the Force Majeure Party shall take all commercially reasonable steps to remedy its inability to perform.

15.	Assignment

Except as expressly provided in this Agreement, neither Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, except that (a) either Party shall always have the right, without such consent, to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, and (b) on written notice to the other Party may assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Article 15 shall be void.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

16.	Severability

To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision of this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

17.	Governing Law and Dispute Resolution

This Agreement shall in all respects be governed by the laws of New York, USA, without reference to the conflict of law provisions. Any controversy arising out of this Agreement shall finally be settled by the rules of the Arbitration Institute of the International Chamber of Commerce. The proceedings shall take place in New York, USA, if brought by Nanomerics, and in London, England if brought by Virpax, and shall be conducted in the English language.

18.	Notices

Any notice, request, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be deemed given only if hand delivered or sent by an internationally recognised overnight delivery service, costs prepaid, or by fax (with transmission confirmed), to the Party to whom notice is to be given at the following address (or at such other address such Party may have provided to the other Party in writing referencing this Article 18):

If to Nanomerics:

Address:	6th Floor, 2 London Wall Place, London EC2T 5AU

For the attention of:	Dr. Andreas Schatzlein

With a copy to:

Address:	Nanomerics, 14 Approach Road, St Albans AL1 1SR

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

If to Virpax:

Address:	1554 Paoli Pike, PMB 279, West Chester, PA 19380, USA

For the attention of:	Chairman & Chief Executive Officer, Anthony P. Mack

With a copy to:	Michael Lerner, Esq.

Address:	Lowenstein Sandler LLP, One Lowenstein Drive, Roseland, New Jersey 07068 USA

19.	Relationship of the Parties

The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

20.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of this Agreement. Each Party confirms that it is not relying on any statements, representations, warranties or covenants of any person (whether a Party to this Agreement or not) except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Schedules and Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Schedules or Exhibits and this Agreement, the terms of this Agreement shall govern.

21.	Amendment

Any amendment or modification of this Agreement must be in writing and signed by authorised representatives of both Parties.

22.	Waiver and Non-Exclusion of Remedies

A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by law or otherwise available except as expressly set forth herein.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

23.	No Benefit to Third Parties

Except for any rights and immunities granted in this Agreement to any Virpax or Nanomerics Affiliates, the provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons except as otherwise expressly provided Article 15.

24.	Equitable Relief

In the event of a breach or threatened breach of any provision of Section 3.4.2 or Article 9, Virpax shall be authorised and entitled to seek from any court of competent jurisdiction equitable relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which Virpax may be entitled in law or equity. Nothing in this Article 24 is intended, or should be construed, to limit Virpax’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

In the event of a breach or threatened breach of any provision of Article 9, Nanomerics shall be authorised and entitled to seek from any court of competent jurisdiction equitable relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which Nanomerics may be entitled in law or equity. Nothing in this Article 24 is intended, or should be construed, to limit Nanomerics’ right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

25.	Further Assurance

Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

26.	Expenses

Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

27.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument.

[Remainder of Page Was Intentionally Left Blank]

28.	Execution

THIS AGREEMENT IS EXECUTED by the authorised representatives of the Parties on the dates indicated below but effective as of the Effective Date.

SIGNED for and on behalf of	Signed for and on behalf of

NANOMERICS LTD	VIRPAX PHARMACEUTICALS, INC

	/s/ Andreas G. Schätzlein		/s/ Anthony P. Mack

Name:	Andreas G. Schätzlein	Name:	Anthony P. Mack

Title:	Chief Executive Officer	Title:	Chairman & Chief Executive Officer

Date:		Date:	August 7, 2020

29.	Schedules:

1	Clinical Development Plan

2	The Device

3	Funding Plan

4	Licensed Patents

5	Pre-Clinical Development Plan

SCHEDULE 1: Clinical Development Plan

	Studies	Population	# of Patients	Arms	PEP	Duration of treatment
Ph 1	Double-blind, Crossover, Randomized, Controlled Study to Assess Safety and Tolerability	Healthy Volunteers	[**]	[**][**][**]
Ph 2	Double-blind, Parallel Arms, Randomized Control POC study	Volunteers community setting/ frontline healthcare wro w	[**]	[**]

SCHEDULE 2: THE DEVICE

[**]

SCHEDULE 3: FUNDING PLAN

The Company plans to raise funds through grants, an initial public offering in the fall of 2020, and other third party sources to help supplement the research and development activities.

Item Cost (US$)

Aim 1 (method validation & transfer, manufacture &

Final testing) $[**]

Aim 2 (IND filing and Phase I clinical trial) $[**]

Aim 3 (Phase II clinical trial) $[**]

Indirect costs (estimated at [**] TDC) $[**]

Total Funding Amount $[**]

SCHEDULE 4: LICENSED PATENTS

[**]

SCHEDULE 5: PRE-CLINICAL DEVELOPMENT PLAN

[**]